[GRAPHIC OF       7961 SHAFFER PARKWAY
VISTA GOLD        SUITE 5
CORP. LOGO]       LITTLETON, COLORADO 80127
                  TELEPHONE  (720) 981-1185
                  FAX  (720) 981-1186

                                         Trading Symbol:  VGZ
                                         Toronto and American Stock Exchanges

_________________________________________________NEWS___________________________

VISTA GOLD CORP. ANNOUNCES THIRD QUARTER 2001 RESULTS

LITTLETON, COLORADO, NOVEMBER 19, 2001 - Vista Gold Corp. announced a net loss of $0.6 million, or $0.01 per share for the three months ended September 30, 2001, compared to a net loss of $0.6 million, or $0.01 per share for the same period in 2000. Revenues for the three months ended September 30, 2001 were $0.2 million, down $0.5 million from the same period in 2000. This reduction in revenue resulted from lower gold production, and was offset by lower production costs and lower depreciation and amortization costs. Cash provided by operations was $0.1 million in the three months ended September 30, 2001, compared to $0.2 million in the same period in 2000.

As of September 30, 2001, the Corporation had $1.2 million in working capital, including $0.9 million in cash.

                                 SUMMARY RESULTS
                 (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                            Three Months Ended   Nine Months Ended
                               September 30         September 30
                               ------------         ------------
                              2001      2000       2001      2000
                              ----      ----       ----      ----
Gold Production (ounces)       580      2,691      2,924     11,830
Gold revenues              $   195    $   696    $   817    $ 3,312
Net loss                      (620)      (590)    (1,764)    (1,507)
Loss per share             $ (0.01)   $ (0.01)   $ (0.02)   $ (0.02)


The Hycroft mine continues to produce gold from the rinsing of the existing leach pads, with 580 ounces recovered during the three months ended September 30, 2001, and 2,924 ounces recovered during the nine months ended September 30, 2001. Gold production for the same periods in 2000 was 2,691 ounces and 11,830 ounces respectively. The decline in gold production is consistent with the Corporation's expectations. Management estimates an additional 250 ounces of gold will be recovered through the remainder of the year. Cash operating costs per ounce of gold produced was $228 in the three months ended September 30, 2001 and $213 for the nine months ended September 30, 2001. Cash operating costs per ounce of gold produced for the same periods in 2000 were $137 and $183 respectively.


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"Gold price performance in the wake of the tragic terrorist attacks of
September 11th has been disappointing," said Jock McGregor, President and CEO for Vista Gold Corp. "Gold is considered a safe haven in times of uncertainty. We do believe, however, that investor psychology is beginning to change, and a very minor shift in investment dollars into gold could lead to a major upswing in the price of gold and gold company stocks."

The Corporation is actively pursuing additional sources of funding. This includes discussions with other companies regarding the acquisition of mining assets that could generate near term cash flow. In addition, the corporation continues to analyze the potential to issue new equity, to complete a business combination, or to sell assets.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton, Colorado. Its holdings include the Hycroft mine in Nevada, development properties in Bolivia and exploration projects in North and South America.




                                       ---

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from the targeted results. Such risks and uncertainties include those described in the Company's Form 10-K as amended.

For further information, please contact Investor Relations at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com